EXHIBIT 23(a)

CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Team, Inc. on Form S-8 of our report dated July 14, 2004, except as to Note 15, which is as of August 11, 2004, appearing in the Annual Report on Form 10-K of Team, Inc. for the year ended May 31, 2004. As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on June 1, 2002.

KPMG LLP

/s/ KPMG

Houston, Texas

September 27, 2004